SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2009

DATAMEG CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-128060	133-134389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 South 1300 East, Suite 500 Salt Lake City, Utah		84106
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 739-3945

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2009, Datameg Corporation, a Delaware corporation ("Seller") entered into a Stock Purchase Agreement and purchase money promissory note Assignment and Assumption Agreement incident to its proposed sale of its wholly owned subsidiary American Marketing & Sales, Inc., a Massachusetts corporation (the "Company") to Blue Earth Solutions, Inc., a Nevada corporation ("Buyer"). The sale is subject to the consent of a majority of Datameg’s shareholders. Leonard J. Tocci is the representative of the Principal Shareholders (Leonard J. Tocci, Lynel J. Tocci, Leanne J. Whitney, and Linnea J. Clary) who are the former owners of all American Marketing shares and are now owners of the 15 million Datameg shares in escrow from their sale of American Marketing to Datameg Corporation in December 2007. The Principal Shareholders also hold a purchase money note ("Note") secured by all of the assets of American Marketing concerning an election to return the 15 million Datameg shares in favor of full payment of the purchase money note. As of December 31, 2008, the principal and interest due on the Note is approximately $5.4 Million consisting of a Note face amount of $4 Million and additional loans and accrued interest of approximately $1,418,000.

The purchase of American Marketing will be made pursuant to a Stock Purchase Agreement. The Stock Purchase Agreement contains, among other things, representations and warranties of the aforementioned Parties and covenants of the Companies. Among other terms, Datameg (or its shareholders of record) shall receive 1 million (restricted with piggy-back registration rights) common shares of Blue Earth in exchange for the transfer of American Marketing shares to Blue Earth. Datameg shall deliver to the Principal Shareholders from escrow 15 million Datameg common shares in exchange for (1) a complete release of Datameg and its directors and officers, etc. from further liability upon the Note and otherwise (2) the Principal Shareholders= written consent to the assumption of the Note by Blue Earth (3) Blue Earths= written assumption of the Note and (4) the Principal Shareholder=s and Blue Earth=s agreement to extend the term of the Note for one year. During the term of the extended Note, Mr. Tocci shall have the right to convert the principal and interest then due into Blue Earth (restricted with piggy-back registration rights) common shares at the price of $6 per share. For their assumption of the additional loans from American Marketing on the Note, Blue Earth shall be issued Fifty Million unregistered Datameg common shares at the Closing.

The Principal Shareholders shall release their security interest in NetSymphony Corporation stock and return the stock certificate to Datameg. In consideration of their aforementioned acts and consents, Blue Earth shall deliver to the Principal Shareholders 400,000 (restricted with piggy-back registration rights) common shares of Blue Earth common shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

  99.1 Press release dated March 18, 2009

99.2 Stock Purchase Agreement

99.3 Assignment and Assumption Agreement

99.4 Promissory Note

Datameg Corporation (OTCBB: DTMG) is a diversified holding company with subsidiaries in the technology industry and in food packaging and other injection-molded products. American Marketing and Sales, Inc. D/B/A Innovative Designs markets finished food packaging, caterware and office products nationwide to major supermarkets, food retailers, and office supply stores. Datameg’s wholly-owned subsidiaries Net Symphony Corporation and QoVox Corporation design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice Over Internet Protocol (VoIP). For more information on our subsidiaries, visit our web site at www.datameg.com/ir.html

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statement, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products and changes in the VoIP and technology industries. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Datameg Corporation

Dated: April 1, 2009	By:	/s/ James Murphy
James Murphy, Chairman and Chief Executive Officer